UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 17, 2011 (May 17, 2011)

Neiman Marcus, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-133184-12	20-3509435
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1618 Main Street Dallas, Texas	75201
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (214) 743-7600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

Amendment and Restatement of Senior Secured Asset-Based Revolving Credit Facility

On May 17, 2011, The Neiman Marcus Group, Inc. (“NMG”) and certain of its subsidiaries entered into an amendment and restatement (the “Amendment”) of its existing Asset-Based Revolving Credit Facility (the “Facility”).  The Amendment increases the maximum committed borrowing capacity under the Facility to $700 million (from $600 million) and extends the maturity of the Facility to May 17, 2016 (or, if earlier, the date that is 45 days prior to the scheduled maturity of certain indebtedness of NMG if that indebtedness has not been refinanced as of that date).

The Amendment also provides an uncommitted accordion feature that allows NMG to request the lenders to provide additional capacity in either the form of increased revolving commitments or incremental term loans, subject to a potential total maximum facility of $1,000 million (increased from $800 million).  Beyond the extension of term, increase in capacity and inclusion of the new accordion feature, other differences between the amended facility and the prior facility include changes to applicable interest rates (described below) and changes to certain covenants.  Bank of America, N.A. (“Bank of America”) will act as administrative agent under the Asset-Based Revolving Credit Facility and Bank of America and Wells Fargo Bank, National Association, will act as co-collateral agents.

The Amendment provides committed financing of up to $700 million, subject to a borrowing base equal to at any time the sum of (a) 90% of the net orderly liquidation value of eligible inventory plus (b) 85% of the amounts owed by credit card processors in respect of eligible credit card accounts constituting proceeds arising from the sale or disposition of inventory, less certain reserves.

The Amendment provides that borrowings will bear interest at a rate per annum equal to, at NMG’s option, either (a) a base rate determined by reference to the highest of (1) the prime rate of Bank of America (2) the federal funds effective rate plus 1/2 of 1% or (3) a one-month LIBOR rate plus 1.00% or (b) a LIBOR rate, subject to certain adjustments, in each case plus an applicable margin.  The applicable margin is up to 1.25% with respect to base rate borrowings and up to 2.25% with respect to LIBOR borrowings, provided that for the first three months after the closing of the Facility, the applicable margin will be 1.00% with respect to base rate borrowings and 2.00% with respect to LIBOR borrowings.  The applicable margin is subject to adjustment based on the historical availability under the Facility.  In addition, NMG is required to pay a commitment fee in respect of unused commitments of (a) 0.375% per annum during any applicable period in which the average revolving loan utilization is 40% or more or (b) 0.50% per annum during any applicable period in which the average revolving loan utilization is less than 40%.  NMG must also pay customary letter of credit fees and agency fees.

The covenants limiting dividends and other restricted payments, investments, loans, advances and acquisitions, and prepayments or redemptions of other indebtedness, each permit such restricted actions in an unlimited amount, subject to the satisfaction of certain payment conditions, principally that NMG must have pro forma excess availability under the Asset-Based Revolving Credit Facility equal to at least 15% of the lesser of (a) the revolving commitments under the facility and (b) the borrowing base, NMG’s delivering projections demonstrating that projected excess availability for the next six months will be equal to such thresholds and that NMG have a pro forma ratio of consolidated EBITDA to consolidated Fixed Charges (as such terms are defined in the credit agreement) of at least 1.0 to 1.0 (or 1.1 to 1.0 for dividends or other distributions with respect to any equity interests in NMG, its parent or any subsidiary).

Pursuant to the Amendment, NMG must at all times maintain excess availability of at least the greater of (a) 10% of the lesser of (1) the aggregate revolving commitments and (2) the borrowing base and (b) $50 million but does not require that NMG maintain a Fixed Charge Coverage Ratio (as such term is defined in the credit agreement).

Additional material terms of the Facility, including related security arrangements and covenants, are described in Neiman Marcus, Inc.’s Quarterly Report on Form 10-Q for the quarter ended January 29, 2011.  This Current Report updates and supplements that description.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference to this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NEIMAN MARCUS, INC.

Date: May 17, 2011	By:	/s/ Nelson A. Bangs

	Name:	Nelson A. Bangs
	Title:	Senior Vice President